                                                                       EXHIBIT 5

                               [CAERE LETTERHEAD]


July 27, 1998



Caere Corporation
100 Cooper Court
Los Gatos, CA  95032

Ladies and Gentlemen:

I am General Counsel of Caere Corporation (the "Company") and rendering this opinion with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 100,000 shares of the Company's Common Stock, $.001 par value (the "Shares"), pursuant to its 1992 Non-Employee Directors' Stock Option Plan (the "Plan").

In connection with this opinion, I have examined the Registration Statement and related Prospectus, the Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

By: /s/ Jo-Anne Sinclair
    --------------------------
    Jo-Anne Sinclair
    General Counsel